Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

November 24, 2010

OE and Cover [logo] Ipath PO Box 869032 Plano, TX 75086-9032 WHAT’S YOUR VIEW OF US TREASURY FUTURES UPDATED ETN PRODUCT LIST ENCLOSED. John Q. Sample 30577 Huntwood Ave. Hayward, CA 94544-7019 9” x 12” PADDED ENVELOPE WITH PRODUCT LIST iPATH® EXCHANGE TRADED NOTES (ETNs) Product List as of August 2010 TICKER YEARLY Fee1 MATURITY iPATH® ALTERNATIVE ETNs iPATH® Global Carbon ETN GRN 0.75% 6/24/38 iPATH® S&P 500 VIX Short-Term Futures TM ETN VXX 0.89% 1/30/19 iPATH® S&P 500 VIX Mid-Term Futures TM ETN VXZ 0.89% 1/30/19 IPATH EMERGING MARKET ETN iPATH® MSCI India indexSM ETN2 INP 0.89% 12/18/36 iPATH® EXCHANGE RATE ETNs iPATH® EUR/USD Exchange Rate ETN ERO 0.40% 5/14/37 iPATH® CBR/USD Exchange Rate ETN GBB 0.40% 5/14/37 iPATH® JPY/USD Exchange Rate ETN JYN 0.40% 5/14/37 iPATH® FIXED INCOME ETNs iPATH® US Treasury Steepener ETN STPP 0.75% 8/13/20 8.5” x 11” PRODUCT LIST YOU HAVE YOUR OWN VIEW ON THE SHAPE OF THE YIELD CURVE. EXPRESS IT. 8.5” x 5.5” INSERT WITH PENCIL ATTACHED Ipath® EXCHANGE TRADED NOTES (ETNs) Product List as of August 2010 OE and Cover Shown at 70% 8.5” x 11” PRODUCT LIST 8.5” x 5.5” INSERT WITH PENCIL ATTACHED McCannSF | iPath | Fixed Income DM & EM | R2 Copy/Layout

Inside Spread Inside spread with BRC. Shown at 70%. STEEP OR FLAT iPATH® ETNS MAKE IT EASIER TO IMPLEMENT FIXED INCOME STRATEGIES. We have a diverse range of Exchange Traded Notes (ETNs) that can offer you easy and convenient exposure to US treasury futures indices. Starting with the iPath Steepener and Flattener ETNs—the fi rst ETNs that allow you to express your views on the shape of the yield curve in a single trade. Call 1-877-76-iPATH (1-877-764-7284) Or visit iPathETN.com/fi xedincome TAILOR YOUR STRATEGIES FURTHER BY ADDING OFFERINGS FROM THE REST OF THE SUITE. Commodities Currencies Emerging Markets Strategies Fixed Income STPP iPath® US Treasury Steepener ETN FLAT iPath® US Treasury Flattener ETN DTUL iPath® US Treasury 2-year Bull ETN DTUS iPath® US Treasury 2-year Bear ETN Commodities Currencies Emerging Markets Strategies NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES BUSINESS REPLY MAIL FIRST-CLASS MAILPERMIT NO. 3958 PLANO TX POSTAGE WILL BE PAID BY ADDRESSEE iPATH PO BOX 869032 PLANO TX 75086-9724 Vanity URL: iPathETN.com/fixedincome McCannSF | iPath | Fixed Income DM & EM | R2 Copy/Layout

Inside Spread Inside spread with BRC. Shown at 70%. STEEP OR FLAT iPATH® ETNS MAKE IT EASIER TO IMPLEMENT FIXED INCOME STRATEGIES. We have a diverse range of Exchange Traded Notes (ETNs) that can offer you easy and convenient exposure to US treasury futures indices. Starting with the iPath Steepener and Flattener ETNs—the fi rst ETNs that allow you to express your views on the shape of the yield curve in a single trade. Call 1-877-76-iPATH (1-877-764-7284) Or visit iPathETN.com/fi xedincome TAILOR YOUR STRATEGIES FURTHER BY ADDING OFFERINGS FROM THE REST OF THE SUITE. STPP iPath® US Treasury Steepener ETN DTUL iPath® US Treasury 2-year Bull ETN DTYL iPath® US Treasury 10-year Bull ETN DLBL iPath® US Treasury Long Bond Bull ETN FLAT iPath® US Treasury Flattener ETN DTUS iPath® US Treasury 2-year Bear ETN DTYS iPath® US Treasury 10-year Bear ETN DLBS iPath® US Treasury Long Bond Bear ETN SPECIAL OFFER Send in this card to receive a copy of The Basics of Yield Curve Strategies white paper. For illustrative purposes only. John Q. Sample Address 1 Address 2 Anytown, CA 123456789 Please include your email address and phone number Email Phone If you have a new address, please list it below [XXXXXXXX] DLBS iPath® US Treasury Long Bond Bear ETN Call 1-877-76-iPATH (1-877-764-7284) Or visit iPathETN.com/fi xedincome McCannSF | iPath | Fixed Income DM & EM | R2 Copy/Layout

Full Legal on Back Inside spread with BRC. Shown at 100%. An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks, see “Risk Factors” in the applicable prospectus. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs. iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The Securities are speculative and may exhibit high volatility. “Barclays Capital US Treasury 2Y/10Y Yield Curve IndexTM,” “Barclays Capital 2Y US Treasury Futures Targeted Exposure IndexTM,” “Barclays Capital 10Y US Treasury Futures Targeted Exposure IndexTM” and “Barclays Capital Long Bond US Treasury Futures Targeted Exposure IndexTM” are trademarks of Barclays Bank PLC. ©2010 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0291-1110 NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE McCannSF | iPath | Fixed Income DM & EM | R2 Copy/Layout